                                   MERGER AGREEMENT


                                        AMONG


                            ROCKY MOUNTAIN INTERNET, INC.,
                               A DELAWARE CORPORATION,


                                RMI SUBSIDIARY, INC.,
                               A COLORADO CORPORATION,


                                  INFOHIWAY, INC.,
                               A COLORADO CORPORATION,

                                         AND

                                   JEREMY J. BLACK,

                                    KENNETH COVELL

                                         AND

                                 JOHN-MICHAEL KEYES,
                                     SHAREHOLDERS


                                     JUNE 5, 1998

                                  TABLE OF CONTENTS
1.   Definitions
2.   Basic Transaction
     (a)   The Merger
     (b)   The Closing
     (c)   Actions at the Closing
     (d)   Effect of Merger
     (e)   Conversion of Securities
     (f)   Merger Consideration
     (g)   Closing of Transfer Records
3.   Representations and Warranties Concerning Shareholders
     (a)   Authorization of Transaction
     (b)   Infohiway Shares
     (c)   Receipt of Disclosure Documents
     (d)   Risk of Loss
     (e)   Ability to Evaluate Risks and Merits
     (f)   Suitability of Investment
     (g)   No Need for Liquidity
     (h)   Access to Information
     (i)   Potential Lack of Liquidity
     (j)   Lack of Transferability
     (k)   Shareholders Not Subject to Backup Withholding
     (l)   Restrictive Legend
     (m)   Investment Intent
     (n)   No Intention To Transfer Securities
     (o)   Legal, Accounting and Other Fees and Expenses
     (p)   Disclosure
4.   Representations and Warranties Concerning Infohiway
     (a)   Organization, Qualification and Corporate Power
     (b)   Capitalization
     (c)   Noncontravention
     (d)   Authorization of Transaction
     (e)   Title to Assets
     (f)   Subsidiaries
     (g)   Financial Statements
     (h)   Events Subsequent to March 31, 1998
     (i)   Undisclosed Liabilities
     (j)   Legal Compliance
     (k)   Tax Matters
     (l)   Real Property
     (m)   Intellectual Property


                                          i


     (n)   Tangible Assets
     (o)   Inventory
     (p)   Contracts
     (q)   Notes and Accounts Receivable
     (r)   Powers of Attorney
     (s)   Insurance
     (t)   Litigation
     (u)   Product Warranty
     (v)   Product Liability
     (w)   Employees
     (x)   Employee Benefits
     (y)   Guaranties
     (z)   Environmental, Health and Safety Matters
     (aa)  Certain Business Relationships with Infohiway
     (bb)  Brokers' Fees
     (cc)  Disclosure
5.   Representations and Warranties of RMI and Subsidiary
     (a)   Organization
     (b)   Authorization of Transaction
     (c)   Noncontravention
     (d)   Brokers' Fees
     (e)   Expenses
6.   Pre-Closing Covenants
     (a)   General
     (b)   Notices and Consents
     (c)   Accountant Letter
     (d)   Operation of Business
     (e)   Preservation of Business
     (f)   Full Access
     (g)   Notice of Developments
     (h)   Exclusivity
     (i)   Title Insurance
     (j)   Surveys
     (k)   No Transfer
     (l)   Repayment
     (m)   Financial Statements
7.   Post-Closing Covenants
     (a)   General
     (b)   Litigation Support
     (c)   Transition
     (d)   Confidentiality
     (e)   Covenant Not to Compete
8.   Conditions to Obligation to Close


                                          ii


     (a)   Conditions to Obligation of RMI and Subsidiary
     (b)   Conditions of Obligation of Shareholders and Infohiway
9.   Remedies for Breaches of This Agreement
     (a)   Survival of Representations and Warranties
     (b)   Indemnification Provisions for Benefit of RMI and Subsidiary
     (c)   Indemnification Provisions for Benefit of Shareholders
     (d)   Matters Involving Third Parties
     (e)   Remedies
     (f)   Limitations on Indemnification
     (g)   Other Indemnification Provisions
10.  Tax Matters
     (a)   Tax Periods Ending on or Before the Closing Date
     (b)   Cooperation on Tax Matters
     (c)   Certain Taxes
11.  Termination
     (a)   Termination of Agreement
     (b)   Effect of Termination
12.  Defined Terms
13.  Miscellaneous
     (a)   Press Releases and Public Announcements
     (b)   No Third-Party Beneficiaries
     (c)   Entire Agreement
     (d)   Succession and Assignment
     (e)   Counterparts
     (f)   Headings
     (g)   Notices
     (h)   Governing Law
     (i)   Amendments and Waivers
     (j)   Severability
     (k)   Construction
     (l)   Incorporation of Exhibits and Schedules
     (m)   Submission to Jurisdiction

Exhibit A - Articles and Plan of Merger
Exhibit B - Infohiway and Shareholders Closing Certificate
Exhibit C - Employment, Confidentiality and Non Compete Agreement for Jeremy J.
           Black
Exhibit D - Employment, Confidentiality and Non Compete Agreement for Kenneth
         Covell
Exhibit E - Registration Agreement
Exhibit F - RMI and Subsidiary Closing Certificate


Disclosure Schedule - Exceptions to Representations and Warranties

                                   MERGER AGREEMENT

     This Merger Agreement ("Agreement") is entered into on June 5, 1998, by and among Rocky Mountain Internet, Inc., a Delaware corporation ("RMI"), RMI Subsidiary, Inc., a Colorado corporation and a wholly-owned subsidiary of RMI (the "SUBSIDIARY"), Infohiway, Inc., a Colorado corporation ("Infohiway") and Jeremy J. Black, Kenneth Covell and John-Michael Keyes, the Shareholders of Infohiway (collectively, the "SHAREHOLDERS"). RMI, Subsidiary, Infohiway and Shareholders are referred each individually as a "Party" and to collectively herein as the "PARTIES".

     This Agreement contemplates a transaction in which RMI thorough Subsidiary will acquire all of the outstanding capital stock of Infohiway for common stock of RMI delivered to Shareholders through a reverse subsidiary merger of Subsidiary with and into Infohiway.

     Now, therefore, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties agree as follows.

     1. DEFINITIONS.    Capitalized terms used in this Agreement have the
meaning provided in the above preface or in Section 12 below.

     2. BASIC TRANSACTION.

     (a) THE MERGER. On and subject to the terms and conditions of this Agreement, Subsidiary will merge with and into Infohiway (the "MERGER") at the Effective Time. Infohiway shall be the corporation surviving the Merger (the "SURVIVING CORPORATION").

     (b) THE CLOSING. The closing of the transactions contemplated by this Agreement (the "CLOSING") shall take place at the offices of RMI's counsel, Minor & Brown, P.C., 650 South Cherry Street, Suite 1100, Denver, Colorado commencing at 2:00 p.m. local time on June 5, 1998, or such other date as the Parties may mutually determine (the "CLOSING DATE").

     (c) ACTIONS AT THE CLOSING. At the Closing, (i) Infohiway will deliver to RMI and Subsidiary the various certificates, instruments, and documents referred to in Section 8(a) below, (ii) RMI and Subsidiary will deliver to Infohiway the various certificates, instruments, and documents referred to in Section 8(b) below, and (iii) Infohiway and Subsidiary will file with the Secretary of State of the State of Colorado Articles of Merger in the form attached hereto as EXHIBIT A (the "ARTICLES OF MERGER").

     (d) EFFECT OF MERGER.

          (i) GENERAL. The Merger shall become effective at the time (the "EFFECTIVE TIME") Infohiway and Subsidiary file the Articles of Merger with the Secretary of State of the State of Colorado. The Merger shall have the effect set forth in the Colorado Business Corporation Act. The Surviving Corporation may, at any time after the Effective Time, take any action (including executing and delivering any document) in the name and on behalf of either Infohiway or Subsidiary in order to carry out and effectuate the transactions contemplated by this Agreement.

          (ii) ARTICLES OF INCORPORATION. The Articles of Incorporation of the Surviving Corporation shall be amended and restated at and as of the Effective Time to read as did the Articles of Incorporation of Subsidiary immediately prior to the Effective Time (except that the name of the Surviving Corporation will remain unchanged).

          (iii) BYLAWS. The Bylaws of the Surviving Corporation shall be amended and restated at and as of the Effective Time to read as did the Bylaws of Subsidiary immediately prior to the Effective Time (except that the name of the Surviving Corporation will remain unchanged).

          (iv) DIRECTORS AND OFFICERS. The directors and officers of Subsidiary shall become the directors and officers of the Surviving Corporation at and as of the Effective Time (retaining their respective positions and terms of office).

     (e) CONVERSION OF SECURITIES. At the Effective Time, by virtue of the Merger and without any further action on the part of RMI, Subsidiary, Infohiway or Shareholders, the shares of capital stock of Subsidiary and Infohiway shall be cancelled or converted as follows:

          (i) CAPITAL STOCK OF SUBSIDIARY. Each issued and outstanding share of capital stock of Subsidiary shall continue to be issued and outstanding and shall be converted into ten thousand (10,000) shares of validly issued, fully paid and non-assessable Common Stock of the Surviving Corporation. Each stock certificate of Subsidiary evidencing ownership of any such shares shall continue to evidence ownership of such shares of capital stock of the Surviving Corporation.

          (ii) CANCELLATION OF CERTAIN SHARES OF CAPITAL STOCK OF INFOHIWAY. All Infohiway Shares that are owned directly or indirectly by Infohiway shall be cancelled and no stock of RMI or other consideration shall be delivered in exchange thereof.

          (iii) CONVERSION OF INFOHIWAY SHARES. The Infohiway Shares (other that the shares cancelled pursuant to Section 2(e)(ii) above) that are issued and outstanding immediately prior to the Effective Time shall automatically be converted into the right to receive a pro rata portion of the Merger Consideration based on the percentage of stock ownership of Infohiway immediately prior to the Effective Time and then cancelled and retired, without any action on the part of the holders thereof, and each holder of a certificate representing such Infohiway Shares shall cease to have any rights with respect thereto, except the right to receive such portion of the Merger Consideration to be paid or issued in consideration therefor upon the surrender of such certificates representing Infohiway Shares.

     (f) MERGER CONSIDERATION. The Shareholders shall receive as consideration for the Merger ("Merger Consideration") the following:

          (i) RMI SHARES AT CLOSING. Subject to the terms and conditions of this Section, at Closing RMI agrees to deliver to Shareholders, One-hundred fifty thousand (150,000) unregistered restricted shares of RMI common stock (the "Purchase Price"). One-half of the shares of RMI common stock received as Purchase Price (75,000 shares) shall not be registered and shall have no rights to registration and shall be "restricted" as that term is defined in Rule 144 of the Securities Act ("RMI RESTRICTED SHARES"). The remaining one-half of the shares of RMI common stock received as Purchase Price (75,000 shares) shall be subject to registration pursuant to the terms and conditions of the Registration Agreement substantially in the form attached hereto as Exhibit E ("RMI REGISTERABLE SHARES"). One-half of the RMI Registrable Shares (37,500 shares) shall be subject to a six (6) month lock-up period and thereafter have certain limitations placed on the number of shares that can be traded in any single calendar week period. The Purchase Price may be adjusted as negotiated between the parties following RMI's satisfactory completion of its due diligence in its sole discretion.

          (ii) ALLOCATION OF RMI SHARES. At Closing the RMI shares of common stock issued as the Purchase Price shall be allocated pro rata among the Shareholders, based on their ownership of the stock of Infohiway immediately prior to the Effective Time and thus among the Shareholders as follows:

     Jeremy J. Black          45,000 shares of RMI Restricted Shares; and
                              45,000 shares of RMI Registrable Shares, one-half of which shall be subject to the lock-up.

     Kenneth Covell           15,000 shares of RMI Restricted Shares; and
                              15,000 shares of RMI Registrable Shares, one-half of which shall be subject to the lock-up.

     John-Michael Keyes       15,000 shares of RMI Restricted Shares; and
                              15,000 shares of RMI Registrable Shares, one-half of which shall be subject to the lock-up.

     (g) CLOSING OF TRANSFER RECORDS. After the close of business on the Closing Date, transfers of Infohiway Shares outstanding prior to the Effective Time shall not be made on the stock transfer books of the Surviving Corporation. If any certificates representing such shares are so presented to the Surviving Corporation, they shall be cancelled and the only right of the holder of such Certificate shall be to share in the Merger Consideration.

     3. REPRESENTATIONS AND WARRANTIES CONCERNING SHAREHOLDERS. To induce RMI and Subsidiary to enter into this Agreement and consummate this transaction, each of the Shareholders, jointly and severally, represents and warrants to RMI and Subsidiary that the statements contained in this Section 3 are true, correct and complete as of the date of this Agreement and will be true, correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 3, except as set forth in the Disclosure Schedule delivered by Shareholders to RMI and Subsidiary on the date hereof and initialed by the Parties (the "DISCLOSURE SCHEDULE"). Nothing in the Disclosure Schedule shall be deemed adequate to disclose an exception to a representation or warranty made herein, however, unless the Disclosure Schedule identifies the exception with particularity and describes the relevant facts in detail. Without limiting the generality of the foregoing, the mere listing (or inclusion of a copy) of a document or other item shall not be deemed adequate to disclose an exception to a representation or warranty made herein (unless the representation or warranty has to do with the existence of the document or other item itself). The Disclosure Schedule will be arranged in Sections corresponding to the lettered and numbered paragraphs and subparagraphs contained in this
Section 3.

     (a) AUTHORIZATION OF TRANSACTION. Shareholders have the legal capacity and the full power and authority to execute and deliver this Agreement and to perform the obligations hereunder. This Agreement constitutes the valid and legally binding obligation of each of the Shareholders, enforceable in accordance with its terms and conditions. Shareholders need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement.

     (b) INFOHIWAY SHARES. Each individual Shareholder holds of record and owns beneficially all of the Infohiway Shares set forth next to his name in Section 3(b) of the Disclosure Schedule, free and clear of any restrictions on transfer (other than any restrictions under the Securities Act and state securities laws), Taxes, security interests, options, warrants, purchase rights, contracts, commitments, equities, claims, and demands. Shareholders, and each individual Shareholder, are not individually or collectively a party to any option, warrant, purchase right, or other contract or commitment that could require Infohiway or Shareholders to sell, transfer, or otherwise dispose of any capital stock of Infohiway (other than this Agreement). Shareholders, and each individual Shareholder, are not individually or collectively a party to any voting trust, proxy, or other agreement or understanding with respect to the voting of any capital stock of Infohiway.

     (c) RECEIPT OF DISCLOSURE DOCUMENTS. The Shareholders have received and carefully reviewed, and understand the information contained in, the documents identified bellow, filed by RMI, and all other documents the Shareholders have requested from RMI (collectively, the "Disclosure Documents"). In evaluating the suitability of the Merger and the resulting acquisition of the Registrable Shares and all other RMI Shares and rights, whether contingent or fixed, to receive RMI Shares (collectively the "Securities") (the Merger and resulting acquisition of the Securities hereinafter referred to as the "investment in the Securities"), the Shareholders have not relied upon any representations or other information (whether oral or written) from RMI, its officers, directors, or employees or from any other person other than as set forth in the Disclosure Documents and except in connection with such inquiries as are contemplated in subsection (h).

     Disclosure Documents shall include, but not be limited to, the following:
(i) RMI's Annual Report on Form 10-KSB for the fiscal year ended December 31, 1996 and the consolidated financial statements and schedules of RMI included therein, audited by Baird, Kurtz & Dobson, Certified Public Accountants, and McGladrey & Pullen, LLP, Certified Public Accountants, as set forth in their reports with respect thereto, as amended by Form 10-KSB/Amendment No. 1, filed April 18, 1997 and Form 10-KSB/A-2, filed April 30, 1997; (ii) RMI's Annual Report on Form 10-KSB for the fiscal year ended December 31, 1997; (iii) RMI's Quarterly Report on Form 10-QSB for the quarter ended March 31, 1997; (iv) RMI's Quarterly Report on Form 10-QSB for the quarter ended June 30, 1997; (v) RMI's Quarterly Report on Form 10-QSB for the quarter ended September 30, 1997; (vi) RMI's Quarterly Report on Form 10-QSB for the quarter ended March 31, 1998;
(vii) RMI's Current Report on Form 8-K filed January 28, 1997 (date of event reported: January 21, 1997); (viii) RMI's Current Report on Form 8-K filed March 24, 1997 (date of event reported: March 21, 1997); (ix) RMI's Current Report on Form 8-K filed August 21, 1997 (date of event reported: August 15, 1997); (x) RMI's Current Report on Form 8-K filed October 1, 1997 (date of event reported:
September 17, 1997) (xi) RMI's Current Report on Form 8-K filed October 6, 1997 (date of event reported: October 1, 1997); and (xii) definitive Proxy Statement dated February 13, 1998; (xiii) RMI's Form S-1 Registration Statement filed May 15, 1998.

     The Shareholders understand and acknowledge that the Proxy Statement referred to above includes financial statements as of, and for the periods ended, December 31, 1996, March 31, 1997, June 30, 1997, and September 30, 1997, which financial statements restated results of operations and balance sheets previously contained in RMI's Annual Report on Form 10-KSB for the fiscal year ended December 31, 1996, Quarterly Report on Form 10-QSB for the quarter ended March 31, 1997, Quarterly Report on Form 10-QSB for the quarter ended June 30, 1997, and Quarterly Report on Form 10-QSB for the quarter ended September 30, 1997.

     (d) RISK OF LOSS. Each of the Shareholders is in a financial position to hold the Securities for an indefinite period of time and is able to bear the economic risk and withstand a complete loss of the Shareholders' investment in the Securities.

     (e) ABILITY TO EVALUATE RISKS AND MERITS. The Shareholders, either alone or with the assistance of the Shareholders' own professional advisors, have such knowledge and experience in financial and business matters that the Shareholders are capable of evaluating the merits and risks of an investment in the Securities and have the capacity to protect the Shareholders' own individual interests in connection with an investment in the Securities and has the net worth to undertake such risks;

     (f) SUITABILITY OF INVESTMENT. The Shareholders have obtained, to the extent the Shareholders deem necessary, each individual Shareholder's own personal professional advice with respect to the risks inherent in the investment in the Securities and the suitability of an investment in the Securities in light of the individual Shareholders' financial condition and investment needs;

     (g) NO NEED FOR LIQUIDITY. The Shareholders collectively believe that an investment in the Securities is suitable for the Shareholders based upon each individual Shareholder's investment objectives and financial needs, and each individual Shareholder has adequate means for providing for the individual Shareholder's current financial needs and personal contingencies and has no need for liquidity of investment with respect to the Securities;

     (h) ACCESS TO INFORMATION. The Shareholders have been given access to full and complete information regarding RMI and has utilized such access to the Shareholders' satisfaction, for the purposes of asking questions and receiving answers concerning the terms and conditions of the Merger (including the offering of the Securities in connection with the Merger) or verifying the information included in the Disclosure Documents and obtaining any of the documents described in the Disclosure Documents. Each of the Shareholders have been given the opportunity to ask questions of, and to receive answers from, representatives of RMI to obtain information concerning the Merger and to receive any additional information, to the extent reasonably available, necessary to verify the accuracy of information provided in the Disclosure Documents;

     (i) POTENTIAL LACK OF LIQUIDITY. The Shareholders recognize that RMI has not been profitable since its inception and that an investment in the Securities involves a high degree of risk, including, but not limited to, the risk of loss of 100% of the Shareholders' investment in the Securities; and the Shareholders further recognize that trading in RMI's Common Stock has been inactive until only recently. There can be no assurance that an active market can or will be maintained for the trading of the Securities. The Shareholders may, therefore, find it difficult to dispose of the Securities;

     (j) LACK OF TRANSFERABILITY. The Shareholders realize that (i) the investment in the Securities is a long-term investment; (ii) the purchaser of the Securities must bear the economic risk of investment for an indefinite period of time because the Securities have not been and, other than the Registrable Shares, will not be registered under the Securities Act of 1933, as amended, or under the securities laws of any state and, therefore, such Securities cannot be resold unless they are subsequently registered under said laws or exemptions from such registrations are available; (iii) the transferability of such Securities is restricted and requires conformity with the restrictions contained in subsection (m) below; and (iv) legends will be placed on the certificate(s) representing the Securities referring to the applicable restrictions on transferability;

     (k) SHAREHOLDERS NOT SUBJECT TO BACKUP WITHHOLDING. The Shareholders certify, under penalty of perjury, that none of the Shareholders is subject to the backup withholding provisions of Section 3406 of the Internal Revenue Code; and

     (l) RESTRICTIVE LEGEND. The Shareholders acknowledge and understand that a legend will be placed on any certificate representing the Securities (including any Registrable Shares prior to the time that Registrable Shares are registered) substantially to the following effect:

     THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE "ACT"). THE SECURITIES HAVE BEEN ACQUIRED FOR INVESTMENT AND MAY NOT BE SOLD, TRANSFERRED, ASSIGNED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF A CURRENT AND EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT WITH RESPECT TO SUCH SECURITIES, OR AN OPINION OF THE ISSUER'S COUNSEL TO THE EFFECT THAT REGISTRATION IS NOT REQUIRED UNDER THE ACT.

     (m) INVESTMENT INTENT. The Shareholders have been advised that the Securities have not been and, other than the Registrable Shares, will not be registered under the Securities Act of 1933, as amended, or applicable state securities laws, that the Securities are being offered and sold pursuant to and in reliance on exemptions from the registration requirements of such laws, and RMI's reliance upon such exemptions is predicated in part on the Shareholders' representations as contained herein. The Shareholders represent and warrant that, other than the Registrable Shares, the Securities are being purchased for the Shareholders' individual accounts, for investment purposes only, and without the intention of reselling or redistributing the same; the Shareholders have made no agreement with others regarding any of the Securities; and the Shareholders' financial condition is such that it is not likely that it will be necessary to dispose of any of such Securities in the foreseeable future. The Shareholders are aware that, in the view of the SEC, a purchase of such Securities with an intent to resell by reason of any foreseeable specific contingency or anticipated change in market value, or any change in the condition of RMI, or in connection with a contemplated liquidation settlement of any loan obtained for the acquisition of such Securities and for which such Securities were pledged, would represent an intent inconsistent with the representations set forth above. The Shareholders further represent and agree that if, contrary to the foregoing intentions, the Shareholders should later desire to dispose of or transfer any of the Securities, other than the Registrable Shares to be registered, in any manner, during the two (2) year period following the Closing, the Shareholders shall not do so without first obtaining (i) the opinion of counsel satisfactory to RMI, which RMI shall use its best reasonable efforts to ensure timely issuance, that such proposed disposition or transfer may be lawfully made without the registration of such Securities pursuant to the Securities Act, as then amended, and applicable state securities laws, or (ii) such registration (it being understood that, RMI shall not have any obligation to register the Securities for such purpose, except as set forth in the Registration Agreement attached hereto as Exhibit E).

     (n) NO INTENTION TO TRANSFER SECURITIES. The Shareholders represent and warrant that the Securities are being purchased by the Shareholders in the individual Shareholder's name solely for the individual Shareholder's own beneficial interest and not as nominee for, or on behalf of, or for the beneficial interest of, or with the intention to transfer to, any other person, trust, or organization.

     (o) LEGAL, ACCOUNTING AND OTHER FEES AND EXPENSES. Shareholders acknowledge that all of Infohiway's legal, accounting and other fees, costs and expenses associated with this transaction may be paid by Infohiway up to an amount equal to $15,000 (the "Capped Amount") without reducing or affecting the consideration described above; however, any amount above the Capped Amount shall be paid by the individual Shareholders of Infohiway. Infohiway hereby acknowledge that neither party has incurred any brokerage or finders' fees as a result of this proposed transaction. This representation is made without regard to the limitations on indemnification set forth in Section 9(f) of this Agreement.

     (p) DISCLOSURE. The representations and warranties contained in this
Section 3 do not contain any untrue statement of a fact or omit to state any fact necessary in order to make the statements and information contained in this
Section 3 not misleading.

     4. REPRESENTATIONS AND WARRANTIES CONCERNING INFOHIWAY. To induce RMI and Subsidiary to enter into this Agreement and consummate this transaction, each of the Shareholders, jointly and severally, represent and warrant to RMI and Subsidiary that the statements contained in this Section 4 are true, correct and complete as of the date of this Agreement and will be true, correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 4), except as set forth in the Disclosure Schedule delivered by Shareholders to RMI and Subsidiary on the date hereof and initialed by the Parties (the "DISCLOSURE SCHEDULE"). Nothing in the Disclosure Schedule shall be deemed adequate to disclose an exception to a representation or warranty made herein, however, unless the Disclosure Schedule identifies the exception with particularity and describes the relevant facts in detail. Without limiting the generality of the foregoing, the mere listing (or inclusion of a copy) of a document or other item shall not be deemed adequate to disclose an exception to a representation or warranty made herein (unless the representation or warranty has to do with the existence of the document or other item itself). The Disclosure Schedule will be arranged in Sections corresponding to the lettered and numbered paragraphs and subparagraphs contained in this Section 4.

     (a) ORGANIZATION, QUALIFICATION, AND CORPORATE POWER. Infohiway is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation. Infohiway is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required other than where the failure to be duly qualified would not have a material adverse effect. Infohiway has full power and authority and all licenses, permits, and authorizations necessary to carry on the businesses in which it is engaged and to own and use the properties owned and used by it other than where the failure to have such would not have a material adverse effect. Section 4(a) of the Disclosure Schedule lists the directors and officers of Infohiway. Shareholders have delivered to RMI and Subsidiary true, correct and complete copies of Infohiway's Articles of Incorporation, bylaws (as amended to date), minute books (containing the records of meetings of the Shareholders, the board of directors, and any committees of the board of directors), stock certificate books, and stock record books of Infohiway. Infohiway is not in default under or in violation of any provision of its Articles of Incorporation or bylaws.
Infohiway has no predecessors.

     (b) CAPITALIZATION. The entire authorized capital stock of Infohiway consists of 100,000 Infohiway Shares, of which 22,750 Infohiway Shares are issued and outstanding. All of the issued and outstanding Infohiway Shares have been duly authorized, are validly issued, fully paid, and nonassessable, and are held of record by Shareholders as set forth in Section 4(b) of the Disclosure Schedule. There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require Infohiway to issue, purchase, acquire, sell, or cause to become outstanding any of its capital stock. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to Infohiway. There are no voting trusts, proxies, or other agreements or understandings with respect to the capital stock of Infohiway.

     (c) NONCONTRAVENTION. Except as set forth on Schedule 4(c) of the Disclosure Schedule, neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which Infohiway is subject or any provision of the Articles of Incorporation or bylaws of Infohiway or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which Infohiway is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any security interest upon any of its assets). Infohiway need not give any notice to, make any filing with, or obtain any authorization, consent or approval of any governmental agency in order for the Parties to consummate the transaction contemplated by this Agreement.

     (d) AUTHORIZATION OF TRANSACTION. Infohiway has the full power and authority to execute and deliver this Agreement and to perform the obligations hereunder. This Agreement constitutes the valid and legally binding obligation of Infohiway, enforceable in accordance with its terms and conditions. Except as set forth on Schedule 4(d) of the Disclosure Schedule, Infohiway need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement.

     (e) TITLE TO ASSETS. Except as set forth on Schedule 4(e) of the Disclosure Schedule, Infohiway has good and marketable title to, or a valid leasehold interest in, the properties and assets used by it, located on its premises, or shown on the March 31, 1998 Balance Sheet or acquired after the date thereof, free and clear of all security interests, except for properties and assets disposed of in the Ordinary Course of Business since the March 31, 1998 Balance Sheet.

     (f) SUBSIDIARIES. There are not now nor have there ever been any subsidiaries of Infohiway.

     (g) FINANCIAL STATEMENTS. Infohiway and Shareholders have provided or shall provide prior to Closing copies of the following financial statements (collectively the "FINANCIAL STATEMENTS"): (i) Compiled Statements of Assets, Liabilities & Equity-Cash Basis and Revenues and Expenses-Cash Basis as of and for the year ended December 31, 1997, (ii) an internally prepared profit and loss statement for the year ended December 31, 1996 and (iii) Compiled Statements of Assets, Liabilities & Equity-Cash Basis and Revenues and Expenses-Cash Basis as of and for the quarter ended March 31, 1998 and for the months ended April 30, 1998 and May 31, 1998 and (iv) accounts payables and accounts receivables current within two (2) business days of Closing. The Financial Statements have been prepared on the cash basis of accounting which is a comprehensive basis of accounting other than generally accounting principles throughout the period covered thereby.

     (h) EVENTS SUBSEQUENT TO MARCH 31, 1998. Except as set forth on Schedule 4(h) of the Disclosure Schedule, since March 31, 1998, there has not been any material adverse change in the business, financial condition, operations, results of operations, or future prospects of Infohiway. Without limiting the generality of the foregoing since that date:

          (i) Infohiway has not sold, leased, transferred, or assigned any of its assets, tangible or intangible, other than for a fair consideration in the Ordinary Course of Business;

          (ii) Infohiway has not entered into any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) involving more than $10,000 or outside the Ordinary Course of Business;

          (iii) Infohiway has not accelerated, terminated, modified, or cancelled any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) involving more than $10,000 to which Infohiway is a party or by which it is bound;

          (iv) Infohiway has not imposed any security interest upon any of its assets, tangible or intangible;

          (v) Infohiway has not made any capital expenditure (or series of related capital expenditures) either involving more than $10,000 or outside the Ordinary Course of Business;

          (vi) Infohiway has not made any capital investment in, any loan to, or any acquisition of the securities or assets of, any other Person (or series of related capital investments, loans, and acquisitions);

          (vii) Infohiway has not issued any note, bond, or other debt security or created, incurred, assumed, or guaranteed any indebtedness for borrowed money or capitalized lease obligation either involving more than $10,000 or outside the Ordinary Course of Business;

          (viii) Infohiway has not delayed or postponed the payment of accounts payable and other Liabilities outside the Ordinary Course of Business;

          (ix) Infohiway has not cancelled, compromised, waived, or released any right or claim (or series of related rights and claims);

          (x) Infohiway has not granted any license or sublicense of any rights under or with respect to any Intellectual Property;

          (xi) there has been no change made or authorized in the Articles of Incorporation or bylaws of Infohiway;

          (xii) Infohiway has not issued, sold, or otherwise disposed of any of its capital stock, or granted any options, warrants, or other rights to purchase or obtain (including upon conversion, exchange, or exercise) any of its capital stock;

          (xiii) Infohiway has not declared, set aside, or paid any dividend or made any distribution with respect to its capital stock (whether in cash or in kind) or redeemed, purchased, or otherwise acquired any of its capital stock;

          (xiv) Infohiway has not experienced any damage, destruction, or loss (whether or not covered by insurance) to its property;

          (xv) Infohiway has not made any loan to, or entered into any other transaction with, any of its directors, officers, and employees outside the Ordinary Course of Business;

          (xvi) Infohiway has not entered into any employment contract or collective bargaining agreement, written or oral, or modified the terms of any existing such contract or agreement;

          (xvii) Infohiway has not granted any increase in the base compensation of any of its directors, officers, and employees outside the Ordinary Course of Business;

          (xviii) Infohiway has not adopted, amended, modified, or terminated any bonus, profit-sharing, incentive, severance, or other plan, contract, or commitment for the benefit of any of its directors, officers, and employees (or taken any such action with respect to any other Employee Benefit Plan);

          (xix) Infohiway has not made any other change in employment terms for any of its directors, officers, and employees outside the Ordinary Course of Business;

          (xx) Infohiway has not made or pledged to make any charitable or other capital contribution;

          (xxi) there has not been any other material occurrence, event, incident, action, failure to act, or transaction outside the Ordinary Course of Business involving Infohiway; and

          (xxii) Infohiway has not committed to any of the foregoing.

     (i) UNDISCLOSED LIABILITIES. Except as set forth on Schedule 4(i) of the Disclosure Schedule, Infohiway has no Liability (and there is no Basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against Infohiway giving or that could give rise to any Liability), except for (i) Liabilities set forth on the face of the March 31, 1998 Balance Sheet (rather than in any notes thereto) and (ii) Liabilities which have arisen after the March 31, 1998 Balance Sheet in the Ordinary Course of Business (none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of contract, breach of warranty, tort, infringement, or violation of law).

     (j) LEGAL COMPLIANCE. Infohiway, its predecessors and Affiliates, have complied with all applicable laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of federal, state or local governments (and all agencies thereof), and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced against Infohiway alleging any failure so to comply other than where the failure to comply would not have a material adverse effect.

     (k) TAX MATTERS.  Except as set forth on Schedule 4(k) of the Disclosure
Schedule:

          (i) Infohiway has filed all Tax Returns that it was required to file. All such Tax Returns were true, correct and complete in all respects. All Taxes owed by Infohiway (whether or not shown on any Tax Return) have been paid. Infohiway currently is not the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made by an authority in a jurisdiction where Infohiway does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no security interests on any of the assets of Infohiway that arose in connection with any failure (or alleged failure) to pay any Tax.

          (ii) Infohiway has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

          (iii) Neither Shareholders nor any director or officer (or employee responsible for Tax matters) of Infohiway expects any authority to assess any additional Taxes for any period for which Tax Returns have been filed. There is no dispute or claim concerning any Tax Liability of Infohiway either (A) claimed or raised by any authority in writing or (B) as to which the Shareholders, directors and officers (and employees responsible for Tax matters) of Infohiway has Knowledge based upon personal contact with any agent of such authority. Section 4(k) of the Disclosure Schedule lists all federal, state, and local income Tax Returns filed with respect to Infohiway for taxable periods ended on or after December 31, 1995, indicates those Tax Returns that have been audited, and indicates those Tax Returns that currently are the subject of audit. Shareholders have delivered to RMI correct and complete copies of all federal income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by Infohiway since December 31, 1995.

          (iv) Infohiway has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

          (v) Infohiway has not made any payments, is not obligated to make any payments, or is not a party to any agreement that under certain circumstances could obligate it to make any payments that will not be deductible under Code Section 280G. Infohiway has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Code
     Section 6662. Infohiway is not a party to any Tax allocation or sharing agreement. Infohiway (A) has not been a member of an Affiliated Group filing a consolidated federal income Tax Return or (B) has no Liability for the Taxes of any Person under Reg. Section 1.1502-6 (or any similar provision of state or local law), as a transferee or successor, by contract, or otherwise.

          (vi) Section 4(k) of the Disclosure Schedule sets forth the following information with respect to Infohiway as of the most recent practicable date: (A) the basis of Infohiway's assets; (B) the amount of any net operating loss, net capital loss, unused investment or other credit, unused foreign tax, or excess charitable contribution allocable to Infohiway; and
     (C) the amount of any deferred gain or loss allocable to Infohiway.

          (vii) The unpaid Taxes of Infohiway (A) did not, as of the March 31, 1998 Balance Sheet, exceed the reserve for Tax Liability (rather than any reserve for deferred

     Taxes established to reflect timing differences between book and Tax income) set forth on the face of the March 31, 1998 Balance Sheet (rather than in any notes thereto) and (B) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of Infohiway in filing its Tax Return.

     (l) REAL PROPERTY. Infohiway does not own or lease any real property used in connection with the business of Infohiway.

     (m) INTELLECTUAL PROPERTY.

          (i) Infohiway owns or has the rights to use pursuant to license, sublicense, agreement, or permission all Intellectual Property necessary for the operation of the business of Infohiway as presently conducted. Each item of Intellectual Property owned or used by Infohiway immediately prior to the Closing hereunder, as set forth on Schedule 4(m) of the Disclosure Schedule, will be owned or available for use by RMI on identical terms and conditions immediately subsequent to the Closing hereunder. Infohiway has taken all necessary actions to maintain and protect each item of Intellectual Property that it owns or uses.

          (ii) Infohiway has not interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of third parties, and Shareholders, directors and officers (and employees with responsibility for Intellectual Property matters) of Infohiway have not received any charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation, or violation (including any claim that Infohiway must license or refrain from using any Intellectual Property rights of any third party). To the Knowledge of the Shareholders, directors and officers (and employees with responsibility for Intellectual Property matters) of Infohiway, no third party has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of Infohiway.

          (iii) Section 4(m)(iii) of the Disclosure Schedule identifies each patent or registration which has been issued to Infohiway with respect to any of its Intellectual Property, identifies each pending patent application or application for registration which Infohiway has made with respect to any of its Intellectual Property, and identifies each license, agreement, or other permission which Infohiway has granted to any third party with respect to any of its Intellectual Property (together with any exceptions). Shareholder has delivered to RMI true, correct and complete copies of all such patents, registrations, applications, licenses, agreements, and permissions (as amended to date) and have made available to RMI true, correct and complete copies of all other written documentation evidencing ownership and prosecution (if applicable) of each such item.
     Section 4(m)(iii) of the Disclosure Schedule also identifies each trade name or unregistered trademark used by Infohiway in connection with any of its business. With respect to each item of

     Intellectual Property required to be identified in Section 4(m)(iii) of the Disclosure Schedule:

               (A) Infohiway possesses all right, title, and interest in and to the item, free and clear of any Security Interest, license, or other restriction;

               (B) the item is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge;

               (C) no action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand is pending or, to the Knowledge of the Shareholder, directors and officers (and employees with responsibility for Intellectual Property matters) of Infohiway, is threatened which challenges the legality, validity, enforceability, use, or ownership of the item; and

               (D) Infohiway has not agreed to indemnify any Person for or against any interference, infringement, misappropriation, or other conflict with respect to the item.

          (iv) Section 4(m)(iv) of the Disclosure Schedule identifies each item of Intellectual Property that any third party owns and that Infohiway uses pursuant to license, sublicense, agreement, or permission. Shareholder has delivered to RMI true, correct and complete copies of all such licenses, sublicenses, agreements, and permissions (as amended to date). With respect to each item of Intellectual Property required to be identified in Section 4(m)(iv) of the Disclosure Schedule:

               (A) the license, sublicense, agreement, or permission covering the item is legal, valid, binding, enforceable, and in full force and effect;

               (B) the license, sublicense, agreement, or permission will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby;

               (C) no party to the license, sublicense, agreement, or permission is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default or permit termination, modification, or acceleration thereunder;

               (D) no party to the license, sublicense, agreement, or permission has repudiated any provision thereof;

               (E) with respect to each sublicense, the representations and warranties set forth in subsections (A) through (D) above are true and correct with respect to the underlying license;

               (F) the underlying item of Intellectual Property is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge;

               (G) no action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand is pending or, to the Knowledge of the Shareholders, directors and officers (and employees with responsibility for Intellectual Property matters) of Infohiway, is threatened which challenges the legality, validity, or enforceability of the underlying item of Intellectual Property; and

               (H) Infohiway has not granted any sublicense or similar right with respect to the license, sublicense, agreement, or permission.

          (v) Infohiway has no patents or registrations which have been issued to or applied for by Infohiway with respect to any of its Intellectual Property. Infohiway has not granted any licenses, agreements, or permission to any third party with respect to any of its Intellectual Property.
     Section 4(m)(iii) of the Disclosure Schedule identifies each trade name or unregistered trademark used by Infohiway in connection with any of its business.

          (vi) Infohiway will not interfere with, infringe upon, misappropriate, or otherwise come into conflict with, any Intellectual Property rights of third parties as a result of the continued operation of its businesses as presently conducted.

          (vii) None of the Shareholders, directors and officers (and employees with responsibility for Intellectual Property matters) of Infohiway has any Knowledge of any new products, inventions, procedures, or methods of manufacturing or processing that any competitors or other third parties have developed which reasonably could be expected to supersede or make obsolete any product or process of Infohiway.

     (n) TANGIBLE ASSETS. Except as set forth on Schedule 4(n) of the Disclosure Schedule, Infohiway owns or leases all buildings, machinery, equipment, and other tangible assets necessary for the conduct of its businesses as presently conducted. Except as set forth on Schedule 4(n) of the Disclosure Schedule, each such tangible asset is free from defects (patent and latent), has been maintained in accordance with normal industry practice, is in good operating condition and repair, and is suitable for the purposes for which it presently is used, all subject to normal wear and tear.

     (o) INVENTORY. Except as set forth on Schedule 4(o) of the Disclosure Schedule, the inventory of Infohiway consists of supplies, manufactured and purchased parts, and finished goods, all of which are merchantable and fit for the purpose for which it was procured or manufactured, and none of which is slow-moving, obsolete, damaged, or defective.

     (p) CONTRACTS. Section 4(p) of the Disclosure Schedule lists the following contracts and other agreements to which Infohiway is a party:

          (i) any agreement (or group of related agreements) for the lease of personal property to or from any Person providing for lease payments in excess of $10,000 per annum;

          (ii) any agreement (or group of related agreements) for the purchase or sale of raw materials, commodities, supplies, products, or other personal property, or for the furnishing or receipt of services, the performance of which will extend over a period of more than one year, result in a loss to Infohiway, or involve consideration in excess of $10,000;

          (iii) any agreement concerning a partnership or joint venture;

          (iv) any agreement (or group of related agreements) under which it has created, incurred, assumed, or guaranteed any indebtedness for borrowed money, or any capitalized lease obligation, in excess of $10,000 or under which it has imposed a security interest on any of its assets, tangible or intangible;

          (v) any agreement concerning confidentiality or noncompetition;

          (vi) any agreement with Shareholders or Affiliates (other than Infohiway);

          (vii) any profit sharing, stock option, stock purchase, stock appreciation, deferred compensation, severance, or other plan or arrangement for the benefit of its current or former directors, officers, and employees;

          (viii) any collective bargaining agreement;

          (ix) any agreement for the employment of any individual on a full-time, part-time, consulting, or other basis providing annual compensation in excess of $40,000 or providing severance benefits;

          (x) any agreement under which it has advanced or loaned any amount to any of its directors, officers, and employees outside the Ordinary Course of Business;

          (xi) any agreement under which the consequences of a default or termination could have an adverse effect on the business, financial condition, operations, results of operations, or future prospects of Infohiway; or

          (xii) any other agreement (or group of related agreements) the performance of which involves consideration in excess of $10,000.

Shareholders have delivered to RMI a true, correct and complete copy of each written agreement listed in Section 4(p) of the Disclosure Schedule (as amended to date) and a written summary setting forth the terms and conditions of each oral agreement referred to in Section 4(p) of the Disclosure Schedule. With respect to each such agreement: (A) the agreement is legal, valid, binding, enforceable, and in full force and effect; (B) the agreement will continue to be legal, valid, binding, enforceable, and in full force and effect in identical terms following the consummation of the transaction contemplated hereby; (C) no party is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default, or permit termination, modification, or acceleration, under the agreement; and (D) no party has repudiated any provision of the agreement.

     (q) NOTES AND ACCOUNTS RECEIVABLE. Except as set forth Schedule 4(q) of the Disclosure Schedule, all notes and accounts receivable of Infohiway are reflected properly on the books and records, are valid receivables subject to no setoffs or counterclaims, are current and collectible, and will be collected in accordance with their terms at their recorded amounts.

     (r) POWERS OF ATTORNEY. Except as set forth on Schedule 4(r) of the Disclosure Schedule, there are no outstanding powers of attorney executed on behalf of Infohiway.

     (s) INSURANCE. Section 4(s) of the Disclosure Schedule sets forth the following information with respect to each insurance policy (including policies providing property, casualty, liability, and workers' compensation coverage and bond and surety arrangements) to which Infohiway has been a party, a named insured, or otherwise the beneficiary of coverage at any time within the past two (2) years:

          (i) the name, address, and telephone number of the agent;

          (ii) the name of the insurer, the name of the policyholder, and the name of each covered insured;

          (iii) the policy number and the period of coverage;

          (iv) the scope (including an indication of whether the coverage was on a claims made, occurrence, or other basis) and amount (including a description of how deductibles and ceilings are calculated and operate) of coverage; and

          (v) a description of any retroactive premium adjustments or other loss-sharing arrangements.

With respect to each such insurance policy: (A) the policy is legal, valid, binding, enforceable, and in full force and effect; (B) the policy will continue to be legal, valid, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby; (C) neither Infohiway nor any other party to the policy is in breach or default (including with respect to the payment of premiums or the giving of notices), and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination, modification, or acceleration, under the policy; and (D) no party to the policy has repudiated any provision thereof. Infohiway has been covered since its incorporation by insurance in scope and amount customary and reasonable for the businesses in which it has engaged during such period. Section 4(s) of the Disclosure Schedule describes any self-insurance arrangements affecting Infohiway.

     (t) LITIGATION. Section 4(t) of the Disclosure Schedule sets forth each instance in which Infohiway (i) is subject to any outstanding injunction, judgment, order, decree, ruling, or charge or (ii) is a party or, to the Knowledge of Shareholders, directors and officers (and employees with responsibility for litigation matters) of Infohiway, is threatened to be made a party to any action, suit, proceeding, hearing, or investigation of, in, or before any court or quasi-judicial or administrative agency of any federal, state or local jurisdiction or before any arbitrator. Except as set forth of
Schedule 4(t) of the Disclosure Schedule, none of the actions, suits, proceedings, hearings, and investigations set forth in Section 4(t) of the Disclosure Schedule could result in a material adverse change in the business, financial condition, operations, results of operations, or future prospects of Infohiway. None of the Shareholders, directors and officers (and employees with responsibility for litigation matters) of Infohiway has any reason to believe that any such action, suit, proceeding, hearing, or investigation may be brought or threatened against Infohiway.

     (u) PRODUCT WARRANTY. To the Knowledge of Shareholders and the directors, officers and management personnel of Infohiway, each product manufactured, sold, leased, or delivered by Infohiway has been in conformity with all applicable contractual commitments and all express and implied warranties, and Infohiway has no Liability (and there is no Basis for any present or to the Knowledge of Shareholders and the directors, officers and management, future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against Infohiway giving rise to any Liability) for replacement or repair thereof or other damages in connection therewith. Except as set forth on Schedule 4(u) of the Disclosure Schedule, no product manufactured, sold, leased, or delivered by Infohiway is subject to any guaranty, warranty, or other indemnity beyond the applicable standard terms and conditions of sale or lease. Section 4(u) of the Disclosure Schedule includes copies of the standard terms and conditions of sale or lease for Infohiway (containing applicable guaranty, warranty, and indemnity provisions).

     (v) PRODUCT LIABILITY. To the Knowledge of Shareholders and the directors, officers and management personnel of Infohiway, Infohiway has no Liability (and there is no Basis for any present or to the Knowledge of Shareholders, its directors, officers and management future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against

Infohiway giving rise to any Liability) arising out of any injury to individuals or property as a result of the ownership, possession, or use of any product manufactured, sold, leased, or delivered by Infohiway.

     (w) EMPLOYEES. To the Knowledge of the Shareholders, directors and officers (and employees with responsibility for employment matters) of Infohiway, no executive, key employee, or group of employees has any plans to terminate employment with Infohiway. Infohiway is not a party to or bound by any collective bargaining agreement, nor has Infohiway experienced any strikes, grievances, claims of unfair labor practices, or other collective bargaining disputes. Infohiway has not committed any unfair labor practice. None of the Shareholders, directors and officers (and employees with responsibility for employment matters) of Infohiway has any Knowledge of any organizational effort presently being made or threatened by or on behalf of any labor union with respect to employees of Infohiway.

     (x) EMPLOYEE BENEFITS.

          (i) Section 4(x) of the Disclosure Schedule lists each Employee Benefit Plan that Infohiway maintains or to which Infohiway contributes.

               (A) Each such Employee Benefit Plan (and each related trust, insurance contract, or fund) complies in form and in operation in all material respects with the applicable requirements of ERISA, the Code, and other applicable laws.

               (B) All required reports and descriptions (including Form 5500 Annual Reports, Summary Annual Reports, PBGC-1's, and Summary Plan Descriptions) have been filed or distributed appropriately with respect to each such Employee Benefit Plan. The requirements of Part 6 of Subtitle B of Title I of ERISA and of Code Section 4980B have been met with respect to each such Employee Benefit Plan which is an Employee Welfare Benefit Plan.

               (C) All contributions (including all employer contributions and employee salary reduction contributions) which are due have been paid to each such Employee Benefit Plan which is an Employee Pension Benefit Plan and all contributions for any period ending on or before the Closing Date which are not yet due have been paid to each such Employee Pension Benefit Plan or accrued in accordance with the past custom and practice of Infohiway. All premiums or other payments for all periods ending on or before the Closing Date have been paid with respect to each such Employee Benefit Plan which is an Employee Welfare Benefit Plan.

               (D) Each such Employee Benefit Plan which is an Employee Pension Benefit Plan meets the requirements of a "qualified plan" under Code
          Section 401(a) and Infohiway has received, within the last two (2) years, a favorable determination letter from the Internal Revenue Service, and since such date no terms or provisions of such Employee Benefit Plans have been modified, revoked or terminated in a manner that is inconsistent with the qualified plan status of such Plan. To the Knowledge of Shareholders, directors and officers and employees responsible for Employee Benefit Plans are not aware of any facts that would result in disqualification of any Employee Benefit Plan.

               (E) Infohiway has no Employee Benefit Plan which is a defined benefit Employee Pension Benefit Plan.

               (F) Shareholders have delivered to RMI correct and complete copies of the plan documents and summary plan descriptions, the most recent determination letter received from the Internal Revenue Service, the most recent Form 5500 Annual Report, and all related trust agreements, insurance contracts, and other funding agreements which implement each such Employee Benefit Plan.

          (ii) With respect to each Employee Benefit Plan that Infohiway maintains or ever has maintained or to which any of them contributes, ever has contributed, or ever has been required to contribute there have been no Prohibited Transactions with respect to any such Employee Benefit Plan. To the Knowledge of Shareholders, its directors, officers and employees responsible for employee benefits, no Fiduciary has any Liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of any such Employee Benefit Plan. No action, suit, proceeding, hearing, or investigation with respect to the administration or the investment of the assets of any such Employee Benefit Plan (other than routine claims for benefits) is pending or, to the Knowledge of Shareholders, directors and officers (and employees with responsibility for employee benefits matters) of Infohiway, threatened. None of the Shareholders, directors and officers (and employees with responsibility for employee benefits matters) of Infohiway has any Knowledge of any Basis for any such action, suit, proceeding, hearing, or investigation.

          (iii) Infohiway contributes to, ever has contributed to, or ever has been required to contribute to any Multiemployer Plan or has any Liability (including withdrawal Liability) under any Multiemployer Plan.

          (iv) Infohiway does not maintain or has never maintained or contributes, ever has contributed, or ever has been required to contribute to any Employee Welfare Benefit Plan providing medical, health, or life insurance or other welfare-type benefits for current or future retired or terminated employees, their spouses, or their dependents (other than in accordance with Code Section 4980B).

     (y) GUARANTIES. Infohiway is not a guarantor or otherwise is liable for any Liability or obligation (including indebtedness) of any other Person.

     (z) ENVIRONMENTAL, HEALTH, AND SAFETY MATTERS.  Except as set forth on
Schedule 4(z) of the Disclosure Schedule:

          (i) Infohiway and Affiliates have complied and are in compliance with all Environmental, Health, and Safety Requirements.

          (ii) Without limiting the generality of the foregoing, Infohiway and its Affiliates have obtained and complied with, and are in compliance with, all permits, licenses and other authorizations that are required pursuant to Environmental, Health, and Safety Requirements for the occupation of its facilities and the operation of its business Section 4(z)(ii) of the Disclosure Schedule list all such permits, licenses and other authorizations.

          (iii) Neither Infohiway nor its Affiliates have received any written or oral notice, report or other information regarding any actual or alleged violation of Environmental, Health, and Safety Requirements, or any liabilities or potential liabilities (whether accrued, absolute, contingent, unliquidated or otherwise), including any investigatory, remedial or corrective obligations, relating to any of them or its facilities arising under Environmental, Health, and Safety Requirements.

          (iv) None of the following exists at any property or facility owned or operated by Infohiway: (1) underground storage tanks, (2) asbestos-containing material in any form or condition, (3) materials or equipment containing polychlorinated biphenyls, or (4) landfills, surface impoundments, or disposal areas.

          (v) None of Infohiway or its Affiliates have treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, or released any substance, including without limitation any hazardous substance, or owned or operated any property or facility (and no such property or facility is contaminated by any such substance) in a manner that has given or would give rise to liabilities, including any liability for response costs, corrective action costs, personal injury, property damage, natural resources damages or attorney fees, pursuant to the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA"), the Solid Waste Disposal Act, as amended ("SWDA") or any other Environmental, Health, and Safety Requirements.

          (vi) Neither this Agreement nor the consummation of the transaction that is the subject of this Agreement will result in any obligations for site investigation or cleanup, or notification to or consent of government agencies or third parties, pursuant to any of the so-called "transaction-triggered" or "responsible property transfer" Environmental, Health, and Safety Requirements.

          (vii) Neither Infohiway nor its Affiliates have, either expressly or by operation of law, assumed or undertaken any liability, including without limitation any obligation for corrective or remedial action, of any other Person relating to Environmental, Health, and Safety Requirements.

          (viii) No facts, events or conditions relating to the past or present facilities, properties or operations of Infohiway or Affiliates will prevent, hinder or limit continued compliance with Environmental, Health, and Safety Requirements, give rise to any investigatory, remedial or corrective obligations pursuant to Environmental, Health, and Safety Requirements, or give rise to any other liabilities (whether accrued, absolute, contingent, unliquidated or otherwise) pursuant to Environmental, Health, and Safety Requirements, including without limitation any relating to onsite or offsite releases or threatened releases of hazardous materials, substances or wastes, personal injury, property damage or natural resources damage.

     (aa) CERTAIN BUSINESS RELATIONSHIPS WITH INFOHIWAY. Except as set forth on
Schedule 4(aa) of the Disclosure Schedule, Shareholders and his Affiliates have not been involved in any business arrangement or relationship with Infohiway within the past 12 months, and Shareholders and his Affiliates do not own any asset, tangible or intangible, which is used in the business of Infohiway.

     (bb) BROKERS' FEES. Infohiway has no Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

     (cc) DISCLOSURE. The representations and warranties contained in this
Section 4 do not contain any untrue statement of a fact or omit to state any fact necessary in order to make the statements and information contained in this
Section 4 not misleading.

     5. REPRESENTATIONS AND WARRANTIES OF RMI AND SUBSIDIARY. Each of RMI and Subsidiary represents and warrants to Infohiway and Shareholders that the statements contained in this Section 5 are true, correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 5).

     (a) ORGANIZATION. Each of RMI and Subsidiary is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation. Prior to the Merger, RMI will be in control of the Subsidiary within the meaning of Section 368(c) of the Code.

     (b) AUTHORIZATION OF TRANSACTION. Each of RMI and Subsidiary has full corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder.

This Agreement constitutes the valid and legally binding obligation of each of RMI and Subsidiary, enforceable in accordance with its terms and conditions.

     (c) NONCONTRAVENTION. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which RMI or Subsidiary is subject or any provision of the respective charters or bylaws.

     (d) BROKERS' FEES. Neither RMI nor Subsidiary has any liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which Shareholders could become liable or obligated.

     (e) EXPENSES. Each of RMI and Subsidiary acknowledges that all costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby are the sole responsibility of each such entity and each of RMI and Subsidiary will pay their respective costs and expenses. This representation is made without regard to the limitations on indemnification set forth in Section 9(f) of this Agreement.

     6. PRE-CLOSING COVENANTS. The Parties agree as follows with respect to the period between the execution of this Agreement and the Closing.

     (a) GENERAL. Each of the Parties will use his or its reasonable best efforts to take all action and to do all things necessary, proper, or advisable in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the closing conditions set forth in Section 8 below).

     (b) NOTICES AND CONSENTS. Shareholders will cause Infohiway to give any notices to third parties, and will cause Infohiway to use its best efforts to obtain any third party consents, that are required or that RMI may request in connection with this transaction. Each of the Parties will (and Shareholders will cause Infohiway to) give any notices to, make any filings with, and use its best efforts to obtain any authorizations, consents, and approvals of governments and governmental agencies.

     (c) ACCOUNTANT LETTER. Infohiway will deliver to RMI and Subsidiary on or before the Closing Date an Accountants' Compilation Report from Fred H. Anzman & Associates, P.C . stating that with respect to the compiled financial statements for the calendar year 1997, the financial statements have been compiled in accordance with Statements on Standards for Accounting and Review Services issued by the American Institute of Certified Public Accountants. The financial Statements have been prepared on the cash basis of accounting, which is a comprehensive basis of accounting other than generally accepted accounting principles. The Infohiway Inc. accountant's compilation report shall be satisfactory to RMI and Subsidiary in form and substance.

     (d) OPERATION OF BUSINESS. After the date hereof, Infohiway will not engage in any practice, take any action, or enter into any transaction outside the Ordinary Course of Business without prior written consent from RMI. Without limiting the generality of the foregoing:

          (i) Infohiway will not authorize or effect any change in its Articles of Incorporation or bylaws;

          (ii) Infohiway will not grant any options, warrants, or other rights to purchase or obtain any of its capital stock or issue, sell, or otherwise dispose of any of its capital stock;

          (iii) Infohiway will not declare, set aside, or pay any dividend or distribution with respect to its capital stock (whether in cash or in kind), or redeem, repurchase, or otherwise acquire any of its capital stock;

          (iv) Infohiway will not issue any note, bond, or other debt security or create, incur, assume, or guarantee any indebtedness for borrowed money or capitalized lease obligation or create or suffer the creation of any other Liability of Infohiway other than liabilities arising in the Ordinary Course of Business;

          (v) Infohiway will not sell, dispose or otherwise transfer any of its assets, including without limitation waive any material rights or claims, or impose any security interest upon any of its assets;

          (vi) Infohiway will not make any capital investment in, make any loan to, or acquire the securities or assets of any other Person;

          (vii) Infohiway will not make any change in employment terms for any of its directors, officers, and employees;

          (viii) Infohiway will not commit to any of the foregoing; and

          (ix) otherwise engage in any practice, take any action, or enter into any transaction of the sort described above or that would cause any condition, representation or warranty to be breached or to become untrue, including without limitation Section 4(h) above.

     (e) PRESERVATION OF BUSINESS. Shareholders will cause Infohiway to keep its business, properties and goodwill substantially intact, including its present operations, physical facilities, working conditions, and relationships with lessors, licensors, suppliers, customers, and employees.

     (f) FULL ACCESS. Shareholders will permit, and Shareholders will cause Infohiway to permit, representatives of RMI to have full access (including providing introductions, where necessary to) all premises, properties, personnel, Customers, lessors, licensors, vendors, supplies, creditors, books, records (including Tax records), contracts, and documents of or pertaining to Infohiway. Infohiway will cause its independent accountants to make available their work papers with respect to Infohiway and to otherwise provide such assistance as is reasonably requested by RMI.

     (g) NOTICE OF DEVELOPMENTS. Shareholders will give prompt written notice to RMI of any adverse development causing a breach or a potential breach of any of the representations and warranties in Sections 3 and 4 above. No disclosure by Shareholders or Infohiway or discovery by RMI shall be deemed to amend or supplement the Disclosure Schedule or to prevent or cure any misrepresentation, breach of warranty, or breach of covenant.

     (h) EXCLUSIVITY. Shareholders will not cause or permit Infohiway to (i) solicit, initiate, or encourage the submission of any proposal or offer from any Person relating to the acquisition of any capital stock or other voting securities, or any substantial portion of the assets, of Infohiway (including any acquisition structured as a merger, consolidation, or share exchange) or
(ii) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any Person to do or seek any of the foregoing. Shareholders will not vote their Infohiway Shares in favor of any such acquisition structured as a merger, consolidation, or share exchange other than for this transaction. Shareholders will notify RMI immediately if any Person makes any proposal, offer, inquiry, or contact with respect to any of the foregoing.

     (i) NO TRANSFER. Shareholders will not sell, pledge, encumber or otherwise transfer any Infohiway Share.

     (j) REPAYMENT. At or before Closing, Shareholders and any of their Affiliates shall repay all advances from and notes and receivables owing to Infohiway.

     (k) FINANCIAL STATEMENTS. At Closing, Shareholders shall deliver Financial Statements certified by each of the Shareholders as true, correct and complete, and consistent with the books and records of Infohiway (which books and records are true, correct and complete).

     7. POST-CLOSING COVENANTS. The Parties agree as follows with respect to the period following the Closing.

     (a) GENERAL. In case at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as any other Party reasonably may request, all at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefor under Section 9 below).

Shareholders and Infohiway acknowledge and agree that from and after Closing RMI or Subsidiary will be entitled to possession of all documents, books, records (including Tax records), agreements, and financial data of any sort relating to Infohiway.

     (b) LITIGATION SUPPORT. In the event and for so long as any Party actively is contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand in connection with (i) any transaction contemplated under this Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction accruing on or prior to the Closing Date involving Infohiway, each of the other Parties will cooperate with him and his counsel in the contest or defense, make available their personnel, and provide such testimony and access to their books and records as shall be necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending Party (unless the contesting or defending Party is entitled to indemnification therefor under Section 9 below).

     (c) TRANSITION. Shareholders will not take any action that is designed, intended or could reasonably be expected to have the effect of discouraging any lessor, licensor, customer, supplier, or other business associate of Infohiway from maintaining the same business relationships with Infohiway after Closing as it maintained with Infohiway prior to the Closing. Shareholders will refer all customer inquiries relating to the businesses of Infohiway to RMI or Subsidiary from and after the Closing.

     (d) CONFIDENTIALITY. Each of the Shareholders and Infohiway will treat and hold as such all of the Confidential Information, refrain from using any of the Confidential Information except in connection with this Agreement, and deliver promptly to RMI or destroy, at the request and option of RMI, all tangible embodiments (and all copies) of the Confidential Information which are in his or its possession. In the event that any Shareholder is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process) to disclose any Confidential Information, such Shareholder will notify RMI promptly of the request or requirement so that RMI may seek an appropriate protective order or waive compliance with the provisions of this Section 7(d). If, in the absence of a protective order or the receipt of a waiver hereunder, such Shareholder is, on the advice of counsel, compelled to disclose any Confidential Information to any tribunal or else stand liable for contempt, such Shareholder may disclose the Confidential Information to the tribunal; PROVIDED, HOWEVER, that such Shareholder shall use his best efforts to obtain, at the request of RMI, an order or other assurance that confidential treatment will be accorded to such portion of the Confidential Information required to be disclosed as RMI shall designate. The foregoing provisions shall not apply to any Confidential Information which is generally available to the public immediately prior to the time of disclosure.

     Each of the Shareholders acknowledge and understand that confidential information, including the existence of this Agreement, may include "material, non-public information," as the term is understood and interpreted under federal and state securities laws and rules. Each of the Shareholders further acknowledge and understand that purchasing or selling securities while in possession of material non-public information may subject the purchaser, seller and/or person(s) who have provided such information to liability under such laws, including potential criminal liability. Each of the Shareholders hereby agree that all confidential information, whether furnished before or after the date of this Memorandum, shall be treated confidentially.

     (e) NON-SOLICITATION. Shareholder agrees that for a period of one (1) year after termination of this Agreement, Shareholder agrees that he will not, in any manner whether with or without cause, directly or indirectly, either as owner, officer, employer, employee, independent contractor, stockholder, agent, principal, manager, employee, consultant, partner or otherwise (i) induce any employee, agent or contractor of Infohiway, RMI or an affiliate company thereof to terminate his, her or its employment, agency or contractor relationship with Infohiway, RMI or an affiliate company thereof, or (ii) hire or attempt to hire any employee, agent or contractor of Infohiway, RMI or an affiliate company thereof.

     Shareholder agrees that for a period of one (1) year after termination of this Agreement, he will not, in any manner, whether with or without cause, directly or indirectly, either as owner, officer, employer, employee, independent contractor, stockholder, agent, principal, manager, consultant, partner or otherwise, have any business or employment relationship with any customer of Infohiway and/or RMI without the prior written consent of Infohiway and/or RMI, which consent shall not be unreasonably withheld, following written notice by Shareholder to Infohiway and RMI detailing the name of the customer and the nature of the proposed relationship. It shall not be unreasonable for Infohiway and/or RMI to withhold consent if such relationship could cause or result in any adverse or detrimental impact to Infohiway and/or RMI. The term "customer" includes, but is not limited to, persons or entities located within the Geographical Market (as defined below) who were customers of Infohiway and/or RMI during Employee's term of employment with Infohiway or who became customers within six (6) months of his termination of employment.

     SHAREHOLDER AGREES THAT THE COVENANTS HE HAS MADE IN THIS PARAGRAPH 13 ARE REASONABLE WITH RESPECT TO THEIR DURATION AND PROSCRIPTION. Shareholder further agrees that the covenants he has made in this Paragraph 13 shall be construed as an agreement independent of any other provision of this Agreement. Hence, the covenants made in this Paragraph 13 shall survive the termination of this Agreement. Moreover, the existence of any claim or cause of action of Employee against Infohiway and/or RMI, whether or not predicated upon the terms of this Agreement, shall not constitute a defense to the enforcement by Infohiway or RMI of these covenants.

     (f) COVENANT NOT TO COMPETE. Shareholder agrees that for a period of two
(2) years following the termination of this Agreement, without regard to an early termination pursuant to Section 14 hereof and within the Geographical Market (defined below), he will not, directly or indirectly, in any manner own, manage, operate, control, be employed by, participate in, or be connected in any manner with the ownership, management, operation, or control of any business substantially similar to the type of business conducted by Infohiway, RMI or any affiliate thereof at any time during the term of this Covenant Not to Compete. Notwithstanding the foregoing, Shareholder shall be entitled to own stock in publicly traded companies so long as said ownership does not exceed two percent (2%) of any said publicly traded company.

     For purposes of this Agreement "Geographical Market" shall mean the United States, Mexico and Canada. Shareholder hereby acknowledges that RMI is a full service, national communications company providing Internet access, local telephone service and IP telephone long distance service, Web development and hosting, network management, system integration and co-location services to clients and customers throughout the United States. Shareholder further acknowledges that RMI plans expansions into the international market, including Mexico and Canada, and continued growth both within and outside the United States. Shareholder further acknowledges that RMI's acquisition of Infohiway as contemplated by the Merger Agreement evidences RMI's intent to integrate Infohiway and its operations as an integral part of RMI's plans for growth and expansion.

     SHAREHOLDER AGREES THAT THE COVENANTS HE HAS MADE IN THIS PARAGRAPH 14 ARE REASONABLE WITH RESPECT TO THEIR DURATION, GEOGRAPHICAL AREA AND PROSCRIPTION. Shareholder further agrees that the covenants he has made in this Paragraph 14 shall be construed as an agreement independent of any other provision of this Agreement. Hence, the covenants made in this Paragraph 14 shall survive the termination of this Agreement. Moreover, the existence of any claim or cause of action of Shareholder against Infohiway and/or RMI, whether or not predicated upon the terms of this Agreement, shall not constitute a defense to the enforcement by Infohiway and/or RMI of these covenants.

     8. CONDITIONS TO OBLIGATION TO CLOSE.

     (a) CONDITIONS TO OBLIGATION OF RMI AND SUBSIDIARY. The obligation of each of RMI and Subsidiary to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

          (i) this Agreement and the Merger shall have received the Requisite Shareholders Approval;

          (ii) Infohiway shall have procured all third party consents as set forth on Schedule 4(c) of the Disclosure Schedule;

          (iii) Infohiway shall have procured all necessary government consents;

          (iv) all of the representations and warranties set forth in Sections 3 and 4 above (considered collectively and each of said representations and warranties considered individually) shall be true and correct in all material respects at and as of the Closing Date. Notwithstanding the foregoing, each of the representations and warranties in

     Sections 3, 4(b), 4(g) and 4(h) shall be true and correct in all respects at and as of the Closing Date;

          (v) Shareholders and Infohiway shall have delivered to RMI and Subsidiary an updated Disclosure Schedule as of Closing. Such updated Disclosure Schedule shall contain such modification as acceptable to RMI, in its sole discretion.

          (vi) Shareholders and Infohiway shall have performed and complied with all of its covenants hereunder in all material respects through the Closing;

          (vii) no action, suit, or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, or local jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would
     (A) prevent consummation of any of the transactions contemplated by this Agreement, (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, (C) affect adversely the right of RMI to own the capital stock of the Surviving Corporation and to control the Surviving Corporation, (D) affect adversely the right of the Surviving Corporation to own its assets and to operate its businesses (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect); or (E) adversely affect the right of Shareholders to own the RMI Shares delivered to Shareholders at Closing as part of the Merger Consideration;

          (viii) Shareholders shall cause Infohiway to deliver to RMI and Subsidiary Certificates of the Secretary of Infohiway dated as of Closing certifying that the following are true, correct and complete copies and the originals thereof: Articles of Incorporation of Infohiway, as amended, and certified by the Colorado Secretary of State after May 1, 1998, bylaws (as amended to date), minute books (containing the records of meetings of the Shareholders, the board of directors, and any committees of the board of directors), stock certificate books, and stock record books of Infohiway.

          (ix) Shareholders shall cause Infohiway to deliver to RMI and Subsidiary a Certificate of Shareholders dated as of Closing certifying that the following are true, correct and complete copies: the Financial Statements, Accounts Payable Aging Report, Accounts Receivables Aging Report and an Accrued Employee Benefits Report.

          (x) Shareholders and Infohiway shall have delivered to RMI and Subsidiary a certificate to the effect that each of the conditions specified above in Section 8(a)(i)-(vi) is satisfied in all respects, in the form attached hereto as EXHIBIT B;

          (xi) Jeremy J. Black shall have delivered to RMI and Subsidiary a Employment, Confidentiality and NonCompete Agreement by and between him and Subsidiary, substantially in the form attached hereto as EXHIBIT C;

          (xii) Kenneth Covell shall have delivered to RMI and Subsidiary a Employment, Confidentiality and NonCompete Agreement by and between him and Subsidiary, substantially in the form attached hereto as EXHIBIT D;

          (xiii) Shareholders shall have delivered to RMI and Subsidiary a Registration Agreement by and between RMI and each of the Shareholders in the form attached hereto as EXHIBIT E;

          (xiv) RMI and Subsidiary shall have received from counsel to Infohiway an opinion in form and substance satisfactory to counsel for RMI, addressed to RMI and Subsidiary, and dated as of the Closing Date in a form acceptable to RMI and RMI's counsel;

          (xv) RMI and Subsidiary shall have received the resignations, effective as of the Closing, of each director and officer of Infohiway;

          (xvi) RMI and Subsidiary shall have completed its due diligence with respect to Infohiway, to its sole satisfaction;

          (xvii) RMI shall have procured the approval of its Board of Directors of the Merger as contemplated by this Merger Agreement;

          (xviii) all actions to be taken by Shareholders and Infohiway in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be satisfactory in form and substance to RMI and Subsidiary.

RMI and Subsidiary may waive any condition specified in this Section 8(a) only if they execute a writing so stating at or prior to the Closing. RMI and Subsidiary's knowledge of a breach of a representation, warranty or covenant shall not be considered as a waiver of any of the above conditions.

     (b) CONDITIONS TO OBLIGATION OF SHAREHOLDERS AND INFOHIWAY. The obligation of Shareholders and Infohiway to consummate the transactions to be performed by them in connection with the Closing is subject to satisfaction of the following conditions:

          (i) each of the representations and warranties set forth in Section 5 above shall be true and correct in all material respects at and as of the Closing Date;

          (ii) RMI shall have performed and complied with all of its covenants hereunder in all material respects through the Closing;

          (iii) no action, suit, or proceeding shall be pending before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement, (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect) or (C) adversely affect the right of Shareholders to own the RMI Shares deliver to Shareholders at Closing as part of the Merger Consideration;

          (iv) RMI shall have delivered Shareholders a certificate to the effect that each of the conditions specified above in Section 8(b)(i)-(iii) is satisfied in all respects, in the form attached hereto as EXHIBIT F;

          (v) RMI shall have delivered to Shareholders a Registration Agreement by and between RMI and Shareholders in the form attached hereto as EXHIBIT E;

          (vi) RMI shall have procured the approval of its Board of Directors of the Merger as contemplated by this Merger Agreement; and

          (vii) all actions to be taken by RMI and Subsidiary in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to Shareholders.

Shareholders may waive any condition specified in this Section 8(b) if they execute a writing so stating at or prior to the Closing.

     9. REMEDIES FOR BREACHES OF THIS AGREEMENT.

     (a) SURVIVAL OF REPRESENTATIONS AND WARRANTIES. All of the representations and warranties of the Parties contained in this Agreement shall survive the Closing hereunder (even if the damaged Party knew or had reason to know of any misrepresentation or breach of warranty or covenant at the time of Closing) and continue in full force and effect until three (3) years from the date of Closing, except the representations and warranties set forth in Sections 3(b), 4(e), 4(k), 4(l)(i), 4(x) and 4(z) hereof shall survive Closing forever.

     (b) INDEMNIFICATION PROVISIONS FOR BENEFIT OF RMI AND SUBSIDIARY. Shareholders agrees to indemnify RMI and Subsidiary from and against the entirety of any Adverse Consequences RMI or Subsidiary may suffer (including any Adverse Consequences suffered after the making of any claim for indemnification or after the end of any applicable survival period) resulting from, arising out of, relating to, in the nature of, or caused by any of the following:

          (i) Shareholders' or Infohiway's breach (or the allegation by any third party of facts that, if true, would mean either has breached) of any of the representations, warranties, and covenants contained in this Agreement. For purposes of determining whether there has been any such misrepresentation or breach of any of the representations, warranties or covenants and for calculating the amount of any Adverse Consequences, qualifications such as "Knowledge," "material," "materiality" or any other similar qualification, shall be disregarded;

          (ii) any Liability or obligation of any nature, accruing prior to the Effective Time, except to the extent they are reflected in the Closing Balance Sheet or the Disclosure Schedule to this Agreement; notwithstanding the foregoing exception, Shareholders agree that the following items shall be fully indemnified against without exception or regard to any disclosure made to RMI and Subsidiary on Schedule 4(c), 4(i), 4(m)(iv) and 4(s).

          (iii) any Liability of Infohiway (x) for any Taxes of Infohiway with respect to any Tax year or portion thereof ending on or before the Closing Date (or for any Tax year beginning before and ending after the Closing Date to the extent allocable (determined in a manner consistent with Section 10(c)) to the portion of such period beginning before and ending on the Closing Date), to the extent such Taxes are not reflected in the reserve for Tax Liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) shown on the face of the Closing Balance Sheet, and (y) for the unpaid Taxes of any Person (other than Infohiway) under Reg. Section 1.1502-6 (or any similar provision of state, local, or foreign law) or as a transferee or successor, by contract, or otherwise; or

          (iv) any actions, judgements, costs and expenses (including reasonable attorney fees and all other expenses incurred in investigating, preparing or defending any litigation or proceeding, commenced or threatened) incident to any of the foregoing.

     (c) INDEMNIFICATION PROVISIONS FOR BENEFIT OF SHAREHOLDERS. In the event RMI or Subsidiary breaches (or in the event any third party alleges facts that, if true, would mean either has breached) any of its representations, warranties, and covenants contained herein, then RMI agrees to indemnify Shareholders from and against the entirety of any Adverse Consequences Shareholders may suffer through and after the date of the claim for indemnification (including any Adverse Consequences Shareholders may suffer after the end of any applicable survival period) resulting from, arising out of, relating to, in the nature of, or caused by the breach (or the alleged breach).

     (d) MATTERS INVOLVING THIRD PARTIES.

          (i) If any third party shall notify any Party (the "INDEMNIFIED PARTY") with respect to any matter (a "THIRD PARTY CLAIM") which may give rise to a claim for indemnification against any other Party (the "INDEMNIFYING PARTY") under this Section 9, then the

     Indemnified Party shall promptly notify each Indemnifying Party thereof in writing; PROVIDED, HOWEVER, that no delay on the part of the Indemnified Party in notifying any Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent) the Indemnifying Party thereby is prejudiced.

          (ii) Any Indemnifying Party will have the right to defend the Indemnified Party against the Third Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party so long as (A) the Indemnifying Party notifies the Indemnified Party in writing within 15 days after the Indemnified Party has given notice of the Third Party Claim that the Indemnifying Party will indemnify the Indemnified Party from and against the entirety of any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim, (B) the Indemnifying Party provides the Indemnified Party with evidence reasonably acceptable to the Indemnified Party that the Indemnifying Party will have the financial resources to defend against the Third Party Claim and fulfill its indemnification obligations hereunder, (C) the Third Party Claim involves only money damages and does not seek an injunction or other equitable relief, (D) settlement of, or an adverse judgment with respect to, the Third Party Claim is not, in the good faith judgment of the Indemnified Party, likely to establish a precedential custom or practice adverse to the continuing business interests of the Indemnified Party, and (E) the Indemnifying Party conducts the defense of the Third Party Claim actively and diligently. Notwithstanding anything herein to the contrary, the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party (not to be withheld unreasonably).

          (iii) So long as the Indemnifying Party is conducting the defense of the Third Party Claim in accordance with Section 9(d)(ii) above, (A) the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim and (B) the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party (not to be unreasonably withheld, conditioned or delayed).

          (iv) In the event any of the conditions in Section 9(d)(ii) above is or becomes unsatisfied, however, (A) the Indemnified Party may defend against, and consent to the entry of any judgment or enter into any settlement with respect to, the Third Party Claim in any manner it reasonably may deem appropriate (and the Indemnified Party need not consult with, or obtain any consent from, any Indemnifying Party in connection therewith), (B) the Indemnifying Parties will reimburse the Indemnified Party promptly and periodically for the costs of defending against the Third Party Claim (including reasonable attorneys' fees and expenses), and
     (C) the Indemnifying Parties will remain responsible for any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim to the fullest extent provided in this Section 9.

     (e) REMEDIES. The foregoing indemnification provisions are in addition to, and not in derogation of, any statutory, equitable, or common law remedy (including without limitation any such remedy arising under Environmental, Health, and Safety Requirements) any Party may have with respect to Infohiway, or the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, RMI and Subsidiary shall be entitled, but not required, to setoff any amounts due either pursuant to this Section 9 against any and all amounts payable to Shareholders under this Agreement or otherwise.

     (f) LIMITATIONS ON INDEMNIFICATION. Except as otherwise provided in this Agreement, no party to this Agreement shall be required to indemnify the other party unless and until the total amount of the indemnification claim is equal to or exceeds Fifteen Thousand and No/100 Dollars ($15,000) ("Indemnification Threshold") in the aggregate. If such Indemnification Threshold is reached, all indemnification liability shall be assessed irrespective of such Indemnification Threshold. The aggregate amount of Shareholders' liability under this Section 9(f) shall not exceed the Merger Consideration, as reported by RMI to Shareholders and the Internal Revenue Service ("Indemnification Cap"), except that there shall be no Indemnification Cap for Adverse Consequences as a result of a breach of the representations and warranties set forth in Sections 3(b), 4(c), 4(e), 4(g), 4(h), 4(i), 4(k), 4(o), 4(p),4(q) and 4(t). For purposes of determining whether there has been any such misrepresentation or breach of any such representations or warranties, qualification such as "Knowledge," "material," "materiality" or similar qualification, shall be disregarded;

     (g) OTHER INDEMNIFICATION PROVISIONS. Each of the Shareholders hereby agrees that they will not make any claim for indemnification against Infohiway by reason of the fact that he was a director, officer, employee, or agent of any such entity or was serving at the request of any such entity as a partner, trustee, director, officer, employee, or agent of another entity (whether such claim is for judgments, damages, penalties, fines, costs, amounts paid in settlement, losses, expenses, or otherwise and whether such claim is pursuant to any statute, charter document, bylaw, agreement, or otherwise) with respect to any action, suit, proceeding, complaint, claim, or demand brought by RMI against such Shareholders (whether such action, suit, proceeding, complaint, claim, or demand is pursuant to this Agreement, applicable law, or otherwise).

     10. TAX MATTERS. The following provisions shall govern the allocation of responsibility as between RMI and Shareholders for certain tax matters following the Closing Date:

     (a) TAX PERIODS ENDING ON OR BEFORE THE CLOSING DATE. Shareholders shall cause Infohiway to prepare or cause to be prepared and file or cause to be filed all Tax Returns for Infohiway for all periods ending on or prior to the Closing Date, including but not limited to the short year return from January 1, 1998 through the Closing Date, which are filed after the Closing Date. Shareholders shall be individually responsible for the costs of preparation of such tax returns and any and all taxes due and owing for such tax returns. Shareholders shall permit RMI to review and comment on each such Tax Return described in the preceding sentence prior to filing.

     (b) COOPERATION ON TAX MATTERS.

          (i) RMI, Infohiway and Shareholders shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns pursuant to this Section and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party's request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Infohiway and Shareholders shall provide to RMI who agrees to retain all books and records with respect to Tax matters pertinent to Infohiway relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by Shareholders, any extensions thereof of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority.

          (ii) RMI, Subsidiary and Shareholders further agree, upon request, to use their best efforts to obtain any certificate or other document from any governmental authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).

          (iii) RMI, Subsidiary and Shareholders further agree, upon request, to provide the other party with all information that either party may be required to report pursuant to Section 6043 of the Code and all Treasury Department Regulations promulgated thereunder.

     (c) CERTAIN TAXES. All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement shall be paid by Shareholders when due, and Shareholders will, at their own expense, file all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other Taxes and fees, and, if required by applicable law, RMI will, and will cause its affiliates to, join in the execution of any such Tax Returns and other documentation.

     11. TERMINATION.

     (a) TERMINATION OF AGREEMENT. Any of the Parties may terminate this Agreement with the prior authorization of its board of directors (whether before or after Shareholders approval) as provided below:

          (i) the Parties may terminate this Agreement by mutual written consent at any time prior to the Effective Time;

          (ii) RMI and Subsidiary may terminate this Agreement by giving written notice to Infohiway at any time prior to the Effective Time (A) in the event Infohiway or Shareholders has breached any representation, warranty, or covenant contained in this Agreement in any material respect, RMI or Subsidiary has notified Infohiway and Shareholders of the breach, and the breach has continued without cure for a period of ten (10) days after the notice of breach, (B) in the event that RMI or Subsidiary are not fully satisfied with its due diligence of Infohiway or the Shareholders, in its sole and absolute discretion or (C) if the Closing shall not have occurred on or before June 15, 1998, by reason of the failure of any condition precedent under Section 8(a) hereof (unless the failure results primarily from RMI or Subsidiary breaching any representation, warranty, or covenant contained in this Agreement). RMI or Subsidiary's knowledge of the existence of a condition that would entitle RMI and Subsidiary to so terminate this Agreement shall not be construed as a waiver of its rights to so terminate at any later date prior to the Effective Time.

     (b) EFFECT OF TERMINATION. If any Party terminates this Agreement pursuant to Section 11(a) above, all rights and obligations of the Parties hereunder shall terminate without any liability of any Party to any other Party (except for any liability of any Party then in breach), except that the provisions contained in Section 7(d) above shall survive termination.

     12. DEFINED TERMS.

     "ADVERSE CONSEQUENCES" means all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, amounts paid in settlement, Liabilities, obligations, Taxes, liens, losses, expenses, interest and fees, including court costs and attorneys' fees and expenses.

     "AFFILIATE" has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act.

     "AFFILIATED GROUP" means any affiliated group within the meaning of Code
Section 1504(a) or any similar group defined under a similar provision of federal, state or local law.

     "ARTICLES OF MERGER" has the meaning set forth in Section 2(c).

     "BASIS" means any past or present fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction that forms or could form the basis for any specified consequence.

     "CLOSING" has the meaning set forth in Section 2(c).

     "CLOSING DATE" has the meaning set forth in Section 2(c).

     "CODE" means the Internal Revenue Code of 1986 and any regulation thereunder, as amended from time to time.

     "CONFIDENTIAL INFORMATION" means any information concerning the businesses and affairs of Infohiway that is not already generally available to the public.

     "DISCLOSURE SCHEDULE" has the meaning set forth in Section 3.

     "EFFECTIVE TIME" has the meaning set forth in Section 2(d)(i).

     "EMPLOYEE BENEFIT PLAN" means any (a) nonqualified deferred compensation or retirement plan or arrangement which is an Employee Pension Benefit Plan, (b) qualified defined contribution retirement plan or arrangement which is an Employee Pension Benefit Plan, (c) qualified defined benefit retirement plan or arrangement which is an Employee Pension Benefit Plan (including any Multiemployer Plan), or (d) Employee Welfare Benefit Plan or material fringe benefit plan or program.

     "EMPLOYEE PENSION BENEFIT PLAN" has the meaning set forth in ERISA Section 3(2).

     "EMPLOYEE WELFARE BENEFIT PLAN" has the meaning set forth in ERISA Section 3(1).

     "ENVIRONMENTAL, HEALTH, AND SAFETY REQUIREMENTS" shall mean all federal, state, local and foreign statutes, regulations, ordinances and other provisions having the force or effect of law, all judicial and administrative orders and determinations, all contractual obligations and all common law concerning public health and safety, worker health and safety, and pollution or protection of the environment, including without limitation all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of any hazardous materials, substances or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyls, noise or radiation, each as amended and as now or hereafter in effect.

     "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

     "FIDUCIARY" has the meaning set forth in ERISA Section 3(21).

     "FINANCIAL STATEMENT" has the meaning set forth in Section 4(g).

     "GAAP" means United States generally accepted accounting principles as in effect from time to time.

     "INDEMNIFIED PARTY" has the meaning set forth in Section 9(d).

     "INDEMNIFYING PARTY" has the meaning set forth in Section 9(d).

     "INFOHIWAY" has the meaning set forth in the preface above.

     "INFOHIWAY ACCOUNTANT'S LETTER" has the meaning set forth in Section 6(c).

     "INFOHIWAY SHARE" means any share of the Common Stock, no par value per share, of Infohiway.

     "INTELLECTUAL PROPERTY" means (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof, (b) all trademarks, service marks, trade dress, logos, trade names, and corporate names, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (c) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith, (d) all mask works and all applications, registrations, and renewals in connection therewith, (e) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), (f) all computer software (including data and related documentation), (g) all other proprietary rights, and (h) all copies and tangible embodiments thereof (in whatever form or medium).

     "KNOWLEDGE" means actual knowledge after due inquiry and investigation.

     "LIABILITY" means any liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.

     "MERGER" has the meaning set forth in Section 2(a).

     "MERGER CONSIDERATION" has the meaning set forth in Section 2(f).

     "MULTIEMPLOYER PLAN" has the meaning set forth in ERISA Section 3(37).

     "ORDINARY COURSE OF BUSINESS" means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

     "PARTY" has the meaning set forth in the preface above.

     "PERSON" means an individual, a partnership, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a governmental entity (or any department, agency, or political subdivision thereof).

     "PROHIBITED TRANSACTION" has the meaning set forth in ERISA Section 406 and Code Section 4975.

     "REQUISITE SHAREHOLDERS APPROVAL" means the affirmative vote of the holders of Infohiway Shares in favor of this Agreement and the Merger.

     "RMI" has the meaning set forth in the preface above.

     "RMI SHARES" means the shares of Common Stock, $0.001 par value per share, of RMI.

     "SECURITIES ACT" means the Securities Act of 1933, as amended.

     "SECURITIES EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended.

     "SHAREHOLDERS" has the meaning set forth in the preface.

     "SURVIVING CORPORATION" has the meaning set forth in Section 2(a).

     "SURVEY" has the meaning set forth in Section 6(i).

     "TAX" means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code Section 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

     "TAX RETURN" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

     "THIRD PARTY CLAIM" has the meaning set forth in Section 9(d).

     13. MISCELLANEOUS.

     (a) PRESS RELEASES AND PUBLIC ANNOUNCEMENTS. Infohiway shall not issue any press release or make any public announcement relating to the subject matter of this Agreement without the prior written approval of RMI both before and after Closing.

     (b) NO THIRD-PARTY BENEFICIARIES. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

     (c) ENTIRE AGREEMENT. This Agreement (including the documents referred to herein) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they related in any way to the subject matter hereof.

     (d) SUCCESSION AND ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of his or its rights, interests, or obligations hereunder without the prior written approval of RMI and Infohiway.

     (e) COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

     (f) HEADINGS. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

     (g) NOTICES. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given two business days after it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

     If to RMI           Rocky Mountain Internet, Inc       .
     or RMI Subsidiary:  Douglas H. Hanson, President, CEO and Chairman
                         1099 18th Street, 30th floor
                         Denver, Colorado 80202

          COPY TO:       Minor & Brown, P.C.
                         Lisa A. D'Ambrosia
                         650 South Cherry Street, Suite 1100
                         Denver, Colorado 80246
                         Facsimile: (303) 320-6330

IF TO SHAREHOLDERS:      Jeremy J. Black               John-Michael Keyes
                         Infohiway, Inc.               17852 E. Florida Ave.
                         17022 East Fremont Avenue     Aurora, Colorado 80017
                         Foxfield, Colorado 80016

                         Kenneth Covell
                         2557 Ash Street
                         Denver, Colorado 80207

COPY TO:                 Jeffrey H. Katz
                         7400 E. Caley., #300
                         Englewood, Colorado 80111-6718

Any Party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

     (h) GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Colorado without giving effect to any choice or conflict of law provision or rule (whether of the State of Colorado or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Colorado.

     (i) AMENDMENTS AND WAIVERS. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by RMI and Infohiway. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

     (j) SEVERABILITY. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

     (k) CONSTRUCTION. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, or local statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word "including" shall mean including without limitation. The Parties intend that each representation, warranty, and covenant contained herein shall have independent significance. If any Party has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty, or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the Party has not breached shall not detract from or mitigate the fact that the Party is in breach of the first representation, warranty, or covenant.

     (l) INCORPORATION OF EXHIBITS AND SCHEDULES. The Exhibits and Disclosure
Schedule identified in this Agreement are incorporated herein by reference and made a part hereof.

     (m) SUBMISSION TO JURISDICTION. Each of the Parties submits to the jurisdiction of any state or federal court sitting in Denver, Colorado in any action or proceeding arising out of or relating to this Agreement and agrees that all claims in respect of the action or proceeding may be heard and determined in any such court. Each Party also agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court. Each of the Parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety, or other security that might be required of any other Party with respect thereto. Any Party may make service on any other Party by sending or delivering a copy of the process to the Party to be served at the address and in the manner provided for the giving of notices in Section 12(g) above. Nothing in this Section 12(n), however, shall affect the right of any Party to serve legal process in any other manner permitted by law or at equity. Each Party agrees that a final judgment in any action or proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by law or at equity.


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



     IN WITNESS WHEREOF, the Parties hereto have executed this Agreement on as of the date first above written.

Rocky Mountain Internet, Inc.,
a Delaware corporation


By: /s/ Douglas H. Hanson
   -----------------------------
    Douglas H. Hanson, CEO, President,
      and Chairman of the Board


RMI Subsidiary, Inc.
a Colorado corporation


By: /s/ Douglas H. Hanson
   -----------------------------
    Douglas H. Hanson, CEO, President,
      and Chairman of the Board


Infohiway Corporation,
a Colorado corporation


By: /s/ Jeremy J. Black
   -----------------------------
    Jeremy J. Black, President


/s/ Jeremy J. Black
-----------------------------
Jeremy J. Black, Shareholders


/s/ Kenneth Covell
-----------------------------
Kenneth Covell, Shareholders


/s/ John-Michael Keyes
-----------------------------
John-Michael Keyes, Shareholders


                                          44